Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Investors Trust/ING Variable Funds

We consent to the use of our reports dated February 24, 2011, incorporated herein by reference, on the financial statements of ING Core Growth and Income Portfolio (formerly known as ING Janus Contrarian Portfolio), a series of ING Investors Trust, and ING Growth and Income Portfolio, a series of ING Variable Funds, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

August 15, 2011